EXHIBIT 99.2

Trading Data

Name of Purchaser	Purchase Date	No. of Shares Purchased	Price Per Share(1)	Nature of Purchase(2)
John Cooley	12/14/2018	185,000	$0.019	Broker’s Transaction
EQuine Holdings Charter Private Equity Fund XIII 13	12/14/2018	600,000	$0.029	Broker’s Transaction
EQuine Holdings Charter Private Equity Fund XIII 13	12/17/2018	100,000	$0.018	Broker’s Transaction
EQuine Holdings Charter Private Equity Fund XIII 13	12/18/2018	300,000	$0.014	Broker’s Transaction
Equine Charter Private Equity Fund XX	12/14/2018	603,583	$0.027	Broker’s Transaction
Equine Charter Private Equity Fund XX	12/24/2018	200,000	$0.019	Broker’s Transaction
Equine Charter Private Equity Fund XI	12/14/2018	200,000	$0.032	Broker’s Transaction
Equine Charter Private Equity Fund XI	12/24/2018	200,000	$0.01	Broker’s Transaction
Equine Charter Private Equity Fund XII	12/14/2018	200,000	$0.038	Broker’s Transaction
Equine Charter Private Equity Fund XII	12/24/2018	200,000	$0.015	Broker’s Transaction
Equine Holdings Charter PE Fund XXI	12/14/2018	150,000	$0.038	Broker’s Transaction
eQuine Charter Private Equity Fund XV, LLC	12/14/2018	200,000	$0.029	Broker’s Transaction
eQuine Charter Private Equity Fund XV, LLC	12/24/2018	50,000	$0.019	Broker’s Transaction
eQuine Charter Private Equity Fund DCCCLXXXVIII, LLC	12/14/2018	200,000	$0.035	Broker’s Transaction

eQuine Charter Private Equity Fund DCCCLXXXVIII, LLC	12/24/2018	200,000	$0.013	Broker’s Transaction
eQuine Charter Private Equity Fund VII, LLC	12/14/2018	400,000	$0.03	Broker’s Transaction
eQuine Private Equity Fund 755460, LLC	12/14/2018	300,000	$0.034	Broker’s Transaction
eQuine Private Equity Fund 755460, LLC	12/24/2018	200,000	$0.02	Broker’s Transaction
Cargill - Atwood Family Private Equity Fund, LLC	12/24/2018	729,927	$0.017	Broker’s Transaction
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(1)	Excluding any brokerage commissions.
(2)	Purchased on the OTC Markets